Exhibit 10.35

THIRD AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Third Amendment to Executive Employment Agreement (this “Third Agreement Amendment”) is made and entered into by and between Goodman Networks Incorporated (the “Company”), a Texas corporation with its principal place of business in Plano, Texas, and James E. Goodman (the “Executive”), effective as of June 24, 2009 (the “Third Amendment Effective Date”).

WHEREAS, the Company and the Executive entered into an Executive Employment Agreement effective January 1, 2007 (the “Existing Agreement”);

WHEREAS, the Company and the Executive entered into a First Amendment to Executive Employment Agreement effective June 6, 2008 (the “First Agreement Amendment”);

WHEREAS, the Company and the Executive entered into a Second Amendment to Executive Employment Agreement effective July 15, 2008 (the “Second Agreement Amendment”); and

WHEREAS, the Company and the Executive desire to amend and/or supplement certain provisions of the Existing Agreement, as provided herein;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the Company and the Executive agree as follows:

Section 1: Amendment to Paragraph 2 of the Existing Agreement

(a) Term. Paragraph 2 of the Existing Agreement is hereby amended and replaced in its entirety as follows: Subject to earlier termination as hereinafter provided, the Executive’s employment hereunder shall be through December 31, 2010.

Section 2: Amendment to Paragraph 3(a) of the Existing Agreement

(a) Capacity and Performance. Paragraph 3(a) of the Existing Agreement is hereby amended and replaced in its entirety with the following: During the term hereof, the Executive shall serve the Company in such position as the Board of Directors of the Company (the “Board”) may designate from time to time. During the term hereof, the Executive shall be employed by the Company and shall perform such duties and responsibilities on behalf of the Company and its Affiliates as may reasonably be designated from time to time by the Board.

Section 3: Amendment to Paragraph 4(a) of the Existing Agreement

(a) Base Salary. Paragraph 4(a) of the Existing Agreement is hereby amended and replaced in its entirety as follows: During the period from the Third Amendment Effective Date through December 31, 2009, the Company shall pay the Executive the prorata portion of a base salary at the rate of One Hundred Seventy-Five Thousand Dollars ($175,000) per annum. Effective January 1, 2010, the Company shall pay the Executive a base salary at the rate of One Hundred Thousand

Dollars ($100,000) per annum. Such base salary, as adjusted herein, is hereafter referred to as “Base Salary”. Notwithstanding anything herein to the contrary, Executive’s Base Salary shall be payable in accordance with the payroll practices of the Company for executives.

Section 4: Amendment to Section 1(a) of the Second Agreement Amendment

(a) 1(a) Incentive and Bonus Compensation. Section 1(a) of the Second Amendment to Executive Employment Agreement Amendment is hereby amended and replaced in its entirety as follows: With respect to the calendar year 2009, the Executive shall be entitled to receive a Bonus comparable to that received by employees with similar base salaries (the “Bonus”) pursuant to the terms of the then-current Goodman Network Executive Management Bonus Plan, and such other incentive compensation as the Executive may be eligible to receive under benefit plans maintained by the Company from time to time. The Bonus shall be payable in accordance with the timing of the Company’s payment of bonuses to its other senior executives for the corresponding period and in accordance with the Company’s other policies and procedures relating to bonus compensation. With respect to the calendar year 2010, the Executive shall not be entitled to receive a Bonus.

(b) Paragraph 1(b) (entitled 4(g) Bonus Defined Terms) of the Second Agreement Amendment is hereby deleted in its entirety.

Section 5: Amendment to Paragraph 5(a) of the Existing Agreement

(a) Paragraph 5(a) of the Existing Agreement is hereby amended and replaced in its entirety as follows: In the event of Executive’s death during the term hereof, the Executive’s employment shall immediately and automatically terminate. In such event, the Company shall pay to Employee’s designated beneficiaries or, if no beneficiaries have been designated by Employee, to his estate, (i) the Base Salary earned but not paid through the date of terminations and (ii) any business expenses incurred by Employee but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within ninety (90) days of termination and such expenses are reimbursable under Company policy (all of the foregoing, “Final Compensation”). In addition, the Company shall pay to Employee’s beneficiaries or estate (i) the Bonus earned by, and any other incentive compensation awarded to, Employee but unpaid as of the date of termination, and (ii) if the date of termination is on or after April 1 of any calendar year, a prorated portion of the Bonus that would have been earned by Employee for that year, determined by the then-current Goodman Network Executive Management Bonus Plan (collectively, the “Final Bonus”), payable at the time bonuses are payable to executives of the Company generally. The Company shall have no further obligation to Employee hereunder.

Section 6: Amendment to Paragraph 5(d) of the Existing Agreement

(a) Paragraph 5(d) of the Existing Agreement is hereby amended and replaced in its entirety as follows: In the event of termination by the Executive for Good Reason, as hereinafter defined, during the calendar year 2009, in addition to Final Compensation and any Final Bonus, the Executive shall be entitled to severance of One Hundred Twenty Thousand Dollars ($120,000), (the “2009 Severance Payment”), provided that if benefits are payable to the Executive under a separate severance agreement or an executive severance plan as a result of such termination, the amount payable under such agreement or plan shall be offset against the amount of the 2009

Severance Payment under this paragraph. In the event of such termination during the calendar year 2010 or upon the expiration of the term of this Agreement on December 31, 2010, in addition to Final Compensation and any Final Bonus, the Executive shall be entitled to receive severance of One Hundred Thousand Dollars ($100,000), (the “2010 Severance Payment”), provided that if benefits are payable to the Executive under a separate severance agreement or an executive severance plan as a result of such termination, the amount payable under such agreement or plan shall be offset against the amount of the 2010 Severance Payment under this paragraph. Notwithstanding the foregoing, the Executive shall not be entitled to the 2009 Severance Payment or the 2010 Severance Payment under this Paragraph 5(d) if termination of the Executive is due to the death or disability of the Executive. Further, any obligation of the Company to provide the Executive the 2009 Severance Payment or the 2010 Severance Payment is conditioned on the Executive signing and delivering to the Company an effective release of claims in the form provided by the Company (the “Release”) within thirty (30) days’ after the Company has provided to the Executive the written form of the Release requested. The 2009 Severance Payment or the Post 2009 Severance Payment will be payable in eight (8) equal payments, with one (1) being at the Company’s next regular payroll period which is at least five business days following the effective date of the Release or the date the Release is received by the Company. Each of the remaining seven (7) payments will be paid quarterly following the date the Release is received by the Company. Additionally, the Executive upon expiration of the Existing Agreement will be permitted to retain the laptop (hardware only) and the mobile phone assigned to him.

Section 7: Amendment to Paragraph 5(e) of the Existing Agreement

By the Executive for Good Reason. Executive agrees that Paragraph 5(e)(i) of the Existing Agreement is hereby deleted in its entirety.

(a) Paragraph 5(e)(ii) of the Existing Agreement is hereby amended and restated in its entirety as follows: Any requirement by the Company or a subsidiary that the Executive relocate to, or perform any of his duties hereunder, at any location that is more than fifty (50) miles from the office that the Company maintains on the date of this Agreement in Plano, Texas; provided, however, that reasonable and customary business travel, and the expectation that the Executive will perform certain functions in other offices of the Company in the ordinary course of business consistent with past practices shall not be deemed a required relocation under this paragraph (iii).

(b) A Change of Control of the Company. Notwithstanding anything in Paragraph 5(e)(iv) of the Existing Agreement (entitled “A Change of Control of the Company”) to the contrary, “Change of Control” does not include transaction(s) arising from The Stephens Group, LLC’s investment in the Company, as memorialized in the June 24, 2009 Stock Purchase Agreement by and between Goodman Networks Incorporated and SG-Goodman, LLC, including the exhibits attached to such Stock Purchase Agreement.

Section 8: Supplement to Paragraph 7 of the Existing Agreement

Executive agrees that the following terms in this Section 8 of this Third Agreement Amendment are hereby added to Paragraph 7 of the Existing Agreement. The following terms do not replace Paragraph 7 of the Existing Agreement; rather, the following terms supplement the terms in Paragraph 7 of the Existing Agreement.

7.01 (a)(i) Confidential Information. The Company will provide Executive with additional specialized knowledge regarding the Company’s business and additional confidential information and trade secrets of the Company (hereinafter referred to as “Confidential Information”). In addition to the information defined as “Confidential Information” in the Existing Agreement, for purposes of this Third Agreement Amendment, “Confidential Information” includes, but is not limited to,

(a) Prospect lists developed by the Company;

(b) Information regarding the Company’s customers, including but not limited to, customer contracts, work performed for customers, customer contacts, customer requirements and needs, data used by the Company to formulate customer bids, customer financial information, and other information regarding the customer’s business;

(c) Information related to the Company’s business, including but not limited to marketing strategies and plans, sales procedures, operating policies and procedures, pricing strategies, and other business and financial information of the company;

(d) Training materials developed by and utilized by the Company; and

(e) Any other information that Executive acquired as a result of Executive’s employment with the Company and that Executive has a reasonable basis to believe the Company would not want disclosed to a business competitor or to the general public.

Executive understands and acknowledges that such Confidential Information gives the Company a competitive advantage over others who do not have the information, and that the Company would be harmed if the Confidential Information were disclosed.

7.01(a)(ii). Disclosure Of Confidential Information.

Executive agrees to hold all Confidential Information of the Company in trust for the Company and agrees not to: (a) use the information for any purpose other than the benefit of the Company; or (b) disclose to any person or entity any Confidential Information of the Company except as necessary during Executive’s employment with the Company to perform services on behalf of the Company. Executive will also take reasonable steps to safeguard such Confidential Information and to prevent its disclosure to unauthorized persons.

7.0l(a)(iii). Return Of Information. Upon termination of employment, or at any earlier time as directed by the Company, Executive shall immediately deliver to the Company any and all Confidential Information in Executive’s possession, any other documents or information that Executive acquired as a result of Executive’s employment with the Company and any copies of any such documents/information. Executive shall not retain any originals or copies of any documents or materials related to the Company’s business, which Executive came into possession of or created as a result of Executive’s employment with the Company. Executive acknowledges that such information, documents and materials are the exclusive property of the Company. In addition, upon termination of employment, or at any time earlier as directed by the Company, Executive shall immediately deliver to the Company any property of the Company in Executive’s possession.

7.03.1. Restrictive Covenants

Executive acknowledges that in order to effectuate the promise to hold additional Confidential Information in trust for the Company and in order to protect the Company’s legitimate business interests, it is necessary to enter into the following restrictive covenants. Without the prior written consent of the Company, Executive shall not, during his employment at the Company or for a period of twelve (12) months following the termination of employment:

(i) Engage in or perform services for a Competing Business. For purposes of this Agreement, “Competing Business” is one which provides the same or substantially the same products and services as those provided by the Company during the Executive’s employment, including, but not limited to telecom consulting, telecom field services (defined as telecom field services outside the demarcation) to the extent annual revenues from such services exceed $5 million, wireline EFI&T services, wireless EFI&T services, and retrofits. It is agreed that Competing Business does not include the following business services currently provided by or engaged in by Genesis Networks, Inc. or Genesis Networks Enterprise LLC: any electronic manufacturing services (contract manufacturing) for OEM telecom and cable companies, CLEC or RBOC; information technology; Enterprise Services including wireless, wireline, video, Mesh and Teleconference enterprise/DataCom services; Uverse field services; consumer home services; staffing; value added reselling; and Enterprise Services for OEM telecom and cable companies, CLEC or RBOC (the “Non-Competing Businesses”). The geographic area for purposes of this restriction is the area(s) within the United States.

The Company agrees that during the term of this restrictive covenant it shall not materially engage in any of the Non-Competing Businesses.

(ii) Have any indirect or direct financial interest in a Competing Business; provided, however, that the ownership by the Executive of any stock listed on any national securities exchange of any corporation conducting a competing business shall not be deemed a violation of this Agreement if the aggregate amount of such stock owned by the Executive does not exceed five percent (5%) of the total outstanding stock of such corporation;

(iii) Solicit business from, attempt to do business with, or do business with any person or entity that was a customer/client of the Company during the Executive’s employment with the Company and which Executive either: (a) called on, serviced, did business with or had contact with during his employment; or (b) became acquainted with or received Confidential Information regarding during his employment. This restriction applies only to business that is in the scope of services or products provided by the Company. The geographic area for purposes of this restriction is the area where the customer/client is located and/or does business; or

(iv) Solicit, induce or attempt to solicit or induce, on behalf of himself or any other person or entity, any employee of the Company to terminate their employment with the Company and/or to accept employment elsewhere.

Executive agrees that the Six-Month Extension, as stated herein, is necessary for the reasonable and proper protection of the Company and its Affiliates.

In the event any court of competent jurisdiction holds the Six-Month Extension, as stated herein, is invalid, illegal or unenforceable in any respect, the restrictive covenants stated in the Existing Agreement shall not be affected or invalidated and shall remain in full force and effect.

In the event any court of competent jurisdiction holds the Six-Month Extension of the restrictive covenants in the Existing Agreement, as stated herein, is unreasonable and/or unenforceable as written, the court may reform the Six-Month Extension to make it enforceable, and the Existing Agreement and the Six-Month Extension shall remain in full force and effect as reformed by the court.

Section 9: Miscellaneous

(a) Except as specifically set forth herein, no other provision of the Existing Agreement is amended, modified, or supplemented hereby, and the Existing Agreement, as amended, modified, or supplemented hereby, shall remain in full force and effect. From and after the Third Amendment Effective Date, all references to the Existing Agreement, including references in the Existing Agreement and in the Third Agreement Amendment to “The Agreement” or “This Agreement,” shall be deemed references to the Existing Agreement as amended, modified, or supplemented by this Third Agreement Amendment.

(b) Upon the Third Amendment Effective Date, the Company will terminate payment of Executive’s administrative and office support.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Third Agreement Amendment as of the date first set forth above.

THE EXECUTIVE	GOODMAN NETWORKS INCORPORATED

/s/ James Goodman	By:	/s/ John Goodman
James E. Goodman	Title:	CEO